Exhibit 99.1

CONTACT:	Edward Heffernan Chief Financial Officer Alliance Data Tel: 972-348-5191

Julie Prozeller / Christina Corcoran Financial Dynamics Tel: 212-850-5600

Media: Shelley Whiddon Tel: 972-348-4310
ALLIANCE DATA ANNOUNCES RECORD FIRST-QUARTER RESULTS
* Strongest quarter in company history
*Company raises full-year 2007 guidance
Dallas, TX, April 18, 2007 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced record results for the first quarter ended March 31, 2007.
Total first-quarter revenue increased 15 percent to $549.2 million compared to $477.2 million for the first quarter of 2006. Net income increased 1 percent to $56.9 million for the first quarter of 2007, or $0.70 per diluted share, compared to $56.4 million, or $0.69 per diluted share, for the first quarter of 2006.
Adjusted EBITDA for the first quarter of 2007 increased 19 percent to $160.1 million compared to $134.2 million for the first quarter of 2006. Cash earnings for the first quarter of 2007 increased 11 percent to $76.9 million compared to $69.2 million for the first quarter of 2006. Cash earnings per diluted share increased 12 percent to $0.95 per diluted share compared to $0.85 per diluted share for the first quarter of 2006. (See “Financial Measures” below for a discussion of adjusted EBITDA, cash earnings and cash earnings per diluted share.)
The difference in the net income per share versus cash earnings per share growth rates in the first quarter of 2007 is primarily attributable to the amortization of purchased intangibles and timing differences in the recognition of non-cash stock compensation expense. Nonetheless, the Company expects full-year growth rates in net income per share and cash earnings per share to be similar.
“We are pleased with our outstanding first-quarter results and our strong start to 2007,” said Mike Parks, chairman and chief executive officer. “This marks our 24th consecutive quarter of strong results as a public company. Additionally, our 12-percent cash earnings growth was attained despite a 10-cent abnormal benefit in the comparable quarter last year associated with bankruptcy reform legislation in 2005. Excluding the abnormal benefit, our normalized growth rate topped 25 percent. Based on our continued strong performance to

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date and increased visibility into 2007, we are raising our guidance for full-year 2007.” Please refer to the Outlook Section for the Company’s full-year 2007 guidance.
First-quarter results were driven by continued strong performance from the Company’s Marketing Services segment in both Canada and the United States. The Canadian loyalty business generated another solid quarter of organic growth, as the growing presence of the AIR MILES® Reward Program created opportunity for significant leverage and margin expansion. Momentum from the fourth-quarter win of Budget Rent A Car continued with the signing of a new sponsor agreement with Newfoundland Liquor, a provincial crown corporation responsible for managing the importation, sale and distribution of beverage alcohol within the province.
Epsilon, Alliance Data’s U.S. platform for Marketing Services, had another outstanding quarter, driven by a combination of organic growth and new client signings, including a number of well-known brands in its database, analytics and targeted permission-based email businesses. The marketing business was also complemented by the addition of Abacus — a leading provider of cooperative data, data management and analytical services for the retail and catalog industry — and its unique coalition of 1,500 client retailers that each provide data to enhance their marketing and loyalty targeting programs.
Over-performance in the private label business was attributable to solid portfolio growth combined with continued strong credit quality. Momentum continued with the signing of a new agreement with The Sportsman’s Guide, a leading catalog and Internet retailer offering name-brand, outdoor gear and general merchandise. The Company also signed an expanded multi-year contract renewal with top-five client Redcats USA, one of the largest multi-channel retailers in North America, adding co-brand credit card services to its existing private label program.
Segment Review
Marketing Services revenue increased 32 percent in the first quarter to $232.5 million compared to the prior year. Adjusted EBITDA increased 63 percent in the first quarter to $43.9 million compared to the prior year, with a 360 bps increase in adjusted EBITDA margin. Results were driven by the overperformance of the AIR MILES Reward Program related to the strong rollout of major national programs, combined with overall firm pricing and expanded commitments from existing sponsors. In the first quarter of 2007, AIR MILES reward miles issued increased 10 percent, and AIR MILES reward miles redeemed increased 16 percent. Revenue continued to surge ahead with strong double-digit organic growth, with adjusted EBITDA growing more than 20 percent. The AIR MILES Reward Program’s full-year outlook remains strong.
Epsilon also had an outstanding quarter, driven by strong organic growth, new client signings and the acquisition of Abacus. Even excluding the Abacus addition, Epsilon’s revenue growth was well in excess of 30 percent, with adjusted EBITDA growth approaching 60 percent. The Company expects the Canadian and U.S. marketing businesses to continue to be the leading growth drivers moving forward, as demand for targeted, transaction-based programs continues to escalate.

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Credit Services revenue increased 8 percent in the first quarter to $215.3 million compared to the prior year. Adjusted EBITDA increased 16 percent in the first quarter to $91.1 million compared to the prior year. The Company experienced strong growth in average managed receivables, coming in just under 10 percent, compared to the first quarter of 2006. Funding costs were stable in the first quarter of 2007 and are expected to remain so throughout the year. The segment continued to grow despite difficult comparisons to abnormally low credit losses last year resulting from bankruptcy reform legislation in 2005. Finally, credit quality continues to be excellent. As expected, in the fourth quarter of 2006 credit losses fully normalized at just under 6 percent and remained at that level throughout the first quarter of 2007. Based on favorable delinquency flows, the Company expects a continued stable run-rate of credit losses around 6 percent for 2007.
Transaction Services revenue increased by 1 percent in the first quarter to $194.3 million compared to the prior year. Adjusted EBITDA decreased by 12 percent in the first quarter to $25.1 million. Revenue increases in private label were offset by the continued attrition in the non-core merchant services business while revenue from Utility Services was flat to last year. Adjusted EBITDA was approximately $4.0 million below the Company’s expectations due to accrued penalties for late system conversions on utility contracts, additional expenses due to these conversion delays and incremental expenses associated with the ramp-up of a new call center. Current expectations are that these cost overruns will carry into the second quarter and dissipate in the last half of 2007.
Outlook
Based on continued strong performance to date and increased visibility into 2007, the Company is comfortable flowing through its first quarter over performance and thus raising its guidance for 2007 cash earnings per share to at least $3.60 per share versus previous guidance of $3.55 per share. Additional over-performance, if any, will be factored in, when appropriate.
For the second quarter of 2007, the Company expects a minimum cash earnings per share of 80 cents, reflecting the typical seasonal downturn in private label earnings, an 8-cent grow over from last year due to the benefit from the bankruptcy reform legislation, and the continued softness from Utility Services. The Company also anticipates a strong acceleration in growth rates in the second half of 2007, with low to mid ninety cent cash earnings per share quarters. Acceleration will be driven by private label’s seasonality driving earnings upward, the Credit Services grow over diminishing and Marketing Services driving toward its historically strongest two quarters, the third and fourth quarters.
Financial Measures
In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations. These metrics are an

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integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.
Conference Call
Alliance Data will host a conference call on April 18, 2007 at 5 p.m. (Eastern) to discuss the Company’s first-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 877-519-4471 and enter “8650001.” The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern) on April 25, 2007.
About Alliance Data
Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.
Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we

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projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006	Change
Revenue	$549.2	$477.2	15%

Net income	$56.9	$56.4	1%

Net income per share — diluted	$0.70	$0.69	1%

Adjusted EBITDA	$160.1	$134.2	19%

Operating EBITDA	$151.6	$139.0	9%

Cash Earnings	$76.9	$69.2	11%

Cash Earnings per share — diluted	$0.95	$0.85	12%

	As of	As of
	March 31,	December 31,
	2007	2006

Cash and cash equivalents	$153.9	$180.1
Seller’s interest and credit card receivables	455.5	569.4
Redemption settlement assets	277.6	261.0
Intangible assets, net	416.3	263.9
Goodwill	1,195.0	970.0
Total assets	3,639.5	3,404.0

Deferred revenue	664.6	651.5
Certificates of deposit	234.1	299.0
Core debt	1,172.7	745.4
Total liabilities	2,608.9	2,332.5
Stockholders’ equity	1,030.6	1,071.5

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ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006	Change

Segment Revenue:
Marketing Services	$232.5	$176.5	32%
Credit Services	215.3	199.1	8%
Transaction Services	194.3	191.7	1%
Intersegment	(92.9)	(90.1)	3%

	$549.2	$477.2	15%

Segment Adjusted EBITDA:
Marketing Services	$43.9	$26.9	63%
Credit Services	91.1	78.7	16%
Transaction Services	25.1	28.6	(12)%

	$160.1	$134.2	19%

Key Performance Indicators:
Statements generated	56.1	51.9	8%
Average managed receivables	$3,916.2	$3,581.9	9%
Private label credit sales	$1,586.5	$1,494.1	6%
AIR MILES Reward Miles issued	942.1	856.4	10%
AIR MILES Reward Miles redeemed	644.3	554.3	16%

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ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Total revenue	$549.2	$477.2

Total operating expenses	440.6	377.8

Operating income	108.6	99.4

Interest expense, net	15.8	8.5

Income before income taxes	92.8	90.9
Income tax expense	35.9	34.5

Net income	$56.9	$56.4

Net income per share — basic	$0.72	$0.70

Net income per share — diluted	$0.70	$0.69

Weighted average shares outstanding — basic	79.0	80.1

Weighted average shares outstanding — diluted(1)	81.1	81.7

(1)	During 2005 and 2006, the Company announced three stock repurchase programs to acquire up to an aggregate of $900.0 million of its outstanding common stock. As of March 31, 2007, the Company has purchased $403.3 million at an average price of $46.87.

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ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Adjusted EBITDA and Operating EBITDA:
Net income (GAAP measure)	$56.9	$56.4
Income tax expense	35.9	34.5
Interest expense, net	15.8	8.5
Stock compensation expense — restricted stock related	7.8	1.5
Stock compensation expense — stock option related	4.3	5.8
Depreciation and other amortization	20.1	15.2
Amortization of purchased intangibles	19.3	12.3

Adjusted EBITDA	160.1	134.2
Change in deferred revenue	13.1	8.3
Change in redemption settlement assets	(16.6)	(5.4)
Foreign currency impact	(5.0)	1.9

Operating EBITDA	$151.6	$139.0

Cash Earnings:
Net income (GAAP measure)	$56.9	$56.4
Add back non-cash non-operating items:
Amortization of purchased intangibles	19.3	12.3
Stock compensation expense — restricted stock related	7.8	1.5
Stock compensation expense — stock option related	4.3	5.8
Income tax effect (2)	(11.4)	(6.8)

Cash earnings	$76.9	$69.2

Weighted average shares outstanding — diluted (1)	81.1	81.7
Cash earnings per share — diluted	$0.95	$0.85

(1)	During 2005 and 2006, the Company announced three stock repurchase programs to acquire up to an aggregate of $900.0 million of its outstanding common stock. As of March 31, 2007, the Company has purchased $403.3 million at an average price of $46.87.

(2)	Represents GAAP income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments.

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ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three months ended March 31, 2007
			Stock
	Operating	Depreciation &	compensation	Adjusted
	income	amortization	expense	EBITDA(3)
Marketing Services	$16.7	$21.7	$5.5	$43.9
Credit Services	85.2	3.5	2.4	91.1
Transaction Services	6.7	14.2	4.2	25.1

	$108.6	$39.4	$12.1	$160.1

	Three months ended March 31, 2006
			Stock
	Operating	Depreciation &	compensation	Adjusted
	income	amortization	expense	EBITDA(3)
Marketing Services	$12.3	$11.5	$3.1	$26.9
Credit Services	75.1	2.5	1.1	78.7
Transaction Services	12.0	13.5	3.1	28.6

	$99.4	$27.5	$7.3	$134.2

(3)	Represents segment Adjusted EBITDA and is equal to operating income plus depreciation and amortization and stock compensation expense.
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